Consent of Independent Registered Public Accounting Firm

We consent to the inclusion, in this Registration Statement (No. 333-182417) on Form N-1A of Anfield Diversified Alternatives ETF, a series of the Two Roads Shared Trust, of the financial highlights for the fiscal years ended April 30, 2021, 2020, 2019 and for the period ended April 30, 2018, which appear in the Annual Report for the year ended April 30, 2021 which was audited by RSM US LLP. We issued our opinion on the April 30, 2021 financial statements on June 29, 2021.

/s/ RSM US LLP

Denver, Colorado

August 25, 2022